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                                                                   EXHIBIT 10.28



                            EUROSTAR PERFUMES, INC.
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                             American Star Division
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                            INTER-OFFICE MEMORANDUM
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TO:      Mr. Paul Kimmel                           DATE:  June 5, 1995

                 c/c  Mr. Viren Sheth

FROM:            Ricardo A. Bunge                  REF:  Contract
Renewal

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Dear Paul,

Please be advised that Viren S. has offered, and I have accepted, to extend my contract with Eurostar Perfumes, Inc. for one year, i.e. to December 31, 1996.

The following terms/conditions have been modified:

1.       Remuneration:    US$ 120,000.00 (one hundred twenty thousand dollars
                          US) per year ((i.e. from January 1, 1996 through
                          December 31, 1996).

2.       Vacation:        a total of three weeks.

3.       Travel:          air travel on long flights (5 hours or more) will be
                          in business class.

All other terms/conditions of the employment contract remain as originally agreed.




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 12001 Network-San Antonio, TX 78249-Phone: (210) 699-0054; Fax (210) 699-9718
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                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into to be effective the first day of January, 1992, by and between EUROSTAR PERFUMES, INC., a Texas corporation ("Eurostar"), and RICARDO BUNGE ("Bunge").

         WHEREAS, Eurostar desires to employee Bunge as the Vice President responsible for International Sales and Bunge is willing to accept such employment in accordance with the terms set forth below;

         NOW, THEREFORE, for and in consideration of the promises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

         1. EMPLOYMENT. Eurostar hereby employs Bunge and Bunge hereby accepts employment from Eurostar upon the terms and conditions set forth herein.

         2. DUTIES. During the Employment Term (as defined hereinafter), Bunge shall hold the position of Vice President, International Sales. Bunge shall have and perform all of the duties and responsibilities customarily associated with that position and any additional duties and responsibilities as may be assigned or delegated to him from time to time by Eurostar's President or Board of Directors. Such duties referred to in the preceding sentence shall include, but shall not be limited to, the following: responsibility and accountability for all marketing and sales efforts in Central and South America; hire, supervise and fire all sales and related administrative personnel assigned to sales effort in Central and South America; participate in the formulation of budget numbers relating to sales in Central and South America. Bunge shall perform his duties and obligations during Eurostar's normal business hours and at all other times reasonably necessary to comply with the spirit and purpose of this Agreement. In carrying out his duties and responsibilities hereunder, Bunge shall abide in all material respects by the policies of Eurostar and shall devote his full time, attention, energies, skills and best efforts exclusively to the performance of his duties and responsibilities for and on behalf of Eurostar.

         3.      EMPLOYMENT TERM AND TERMINATION.

                 3.1     Employment Term.  Subject to the provisions of

                 subparagraph 3.2 of this Agreement, Bunge's employment hereunder shall be for a term ("Employment Term") commencing on the effective date hereof and expiring on December 31, 1995 ("Termination Date"). Thereafter, the Employment Term may be renewed only upon the mutual consent and agreement of Eurostar and Bunge.

                 3.2 Termination During Employment Term. The Employment Term, and thus Bunge's employment hereunder, may be terminated prior to the Termination Date by Eurostar for "Reasonable Cause" (as hereinafter defined) effective immediately upon giving Bunge written notice of termination. Termination for Reasonable Cause shall immediately terminate any and all of Eurostar's obligations under this Agreement. As used in this Agreement, "Reasonable Cause" shall mean: the commission by Bunge of a felony or any act of fraud, dishonesty, theft or embezzlement against Eurostar; Bunge's failure to perform in a material way any of his responsibilities or duties hereunder, and Bunge does not cure such failure within ten (10 ) days after receipt of written notice of such failure from Eurostar:
                 Bunge's death or permanent and total disability (i.e. a disability which prevents Bunge from performing the essential functions of his position).





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         4.      COMPENSATION AND OTHER BENEFITS.  For the services to be
         rendered during the Employment Term by Bunge hereunder, Bunge shall be entitled to receive from Eurostar the following:

                 4.1 Annual Base Salary. During the Employment Term, Bunge shall receive the following annual base salary ("Annual Base Salary") in equal periodic installments in accordance with Eurostar's customary practices: (I) Ninety Thousand and No/100 Dollars ($90,000.00) for year one of the Employment Term; (ii) One Hundred Thousand and No/100 Dollars ($100,000.00) for year two of the Employment Term; and (iii) One Hundred Ten Thousand and No/100 Dollars ($110,000.00) for year three of the Employment Term.

                 4.2 Annual Performance Bonus. During he Employment Term, Bunge shall be entitled to receive, in addition to the Annual Base Salary, an annual performance bonus ("Annual Performance Bonus") in the amount equal to but only payable according to the following terms: The maximum amount of Annual Performance Bonus which Bunge may receive in any calendar year is a sum equal to twenty percent (20%) of his relevant Annual Base Salary. The actual amount which Bunge shall receive shall be calculated as follows: (i) one-half of the Annual Performance Bonus (i.e. an amount up to ten percent (10%) of his Annual Base Salary) shall be determined by Eurostar, in their sole discretion, based on Bunge's overall performance; (ii) the remaining one-half of the Annual Performance Bonus (i.e. an amount up to ten percent (10%) of his Annual Base Salary) shall be an amount calculated as follows: a sum equal to ten percent (10%) of Bunge's relevant Annual Base Salary multiplied by a fraction the numerator of which is equal to the actual annual gross sales in Central and South America in the relevant year and the denominator of which is equal to the budgeted annual gross sales for Central and South America for the relevant year.

                 4.3 Annual Incentive Bonus. During the Employment Term, Bunge shall be entitled to receive, in addition to the Annual Base Salary and any Annual Performance Bonus, an annual incentive bonus ("Annual Incentive Bonus") in the amount equal to but only payable according to the following terms: In any calendar year in which the gross sales in Central and South America exceed the gross sales budgeted for that year in Central and South America, Bunge shall be entitled to receive a sum equal to one-half of one percent (.5%) of the gross sales which are in excess of the budgeted sales amount. Eurostar shall pay this Annual Incentive Bonus within sixty
                 (60) days after the end of the calendar year. As used in this Agreement, the term "gross sales" shall mean actual sales for which payment has been received by Eurostar less any applicable returns and allowances.

                 4.4 Other Eurostar Employment Benefits. During the Employment Term, Bunge shall be eligible to receive and participate in all other employment benefits (such as employee insurance plans, retirement plans, vacations, etc.) which Eurostar provides its employees in substantially equivalent positions. Nothing in this subparagraph shall prohibit or limit the right of Eurostar to discontinue, modify or amend any plan or benefit in its absolute discretion at any time provided such discontinuation, modification or amendment is applied generally to all such employees of Eurostar and not solely to Bunge.





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                 4.5      Moving and Relocation Expenses.  Eurostar shall
                 reimburse Bunge for reasonable actual third party expenses incurred in the moving of the household goods and personal effects of Bunge, his spouse and children. Eurostar shall also reimburse Bunge for reasonable closing costs incident to the sale of Bunge's former residence and purchase of a new residence. Reasonable closing costs shall include such items as appraisal fees, broker commissions, legal fees and similar other closing expenses but does not include any expenses related to the financing of the new or the current residence, the pro ration of taxes and/or insurance or other similar fees related to actual ownership or financing for the residences.

                 Eurostar shall also reimburse Bunge for the actual third party rent expense incurred in the rental of a furnished one bedroom apartment for a period from the date of this Contract until Bunge moves his household to San Antonio, Texas or until July 1, 1993, whichever occurs earlier.

                 4.6 Business expense Reimbursement. Eurostar shall reimburse Bunge for reasonable and necessary expenses incurred by him on behalf of Eurostar in the performance of his duties during the Employment Term. Bunge shall furnish Eurostar with the appropriate documentation of such expenses as required under Eurostar's policy in connection with such expenses.

         5.      RESTRICTIVE COVENANTS

                 5.1 Proprietary Property. Eurostar believes and Bunge agrees that during his employment, he will be provided with or given access to confidential or trade secret information of Eurostar or others with whom Eurostar does business and the maintenance of the confidentiality and proprietary character of such information is important to Eurostar. Bunge agrees that he will not disclose to any person or use, except as required by the duties of his employment, any confidential information for so long as it shall remain confidential or otherwise totally or partially protectable or proprietary. Either upon termination of Bunge's employment or at any other time at Eurostar's request, Bunge shall promptly deliver to Eurostar without retaining any copies, any and all documents and other materials in his possession that relates directly or indirectly to any confidential or proprietary information of Eurostar.

                 5.2 Non-Solicitation of Employees. Bunge agrees that during his employment and for a period of thirty-six (36) months following the termination of employment for any reason whatsoever, neither he nor any person or enterprise controlled by Bunge will solicit for employment any person employed by Eurostar or any of its affiliates, successors or assigns at any time within one year prior to the time of the act of solicitation.

                 5.3 Non-Competition. Bunge hereby covenants and agrees that during the term of this Agreement and for a period of thirty-six (36) months following the date of any termination of employment of Bunge with Eurostar, he shall not, directly or indirectly, whether as an officer, director, stockholder (5% ownership or more), partner, owner, employee,





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                 creditor, or otherwise, except through Eurostar or with prior written consent of Eurostar, engage or participate or have any financial interest in any business or activity similar to, or competitive with the business of Eurostar in the geographic area which encompasses North America, Central America and South America.

                 If at the time of the enforcement of this section 5, a court shall hold that the all or any part of this section 5 is unenforceable due to its general scope, duration or geographic scope, then in such event the parties agree that the scope, duration and geographic scope shall be automatically reduced to the greatest scope, longest period of time and the largest geographical area enforceable under the applicable law.

                 5.4 Equitable Relief. Bunge hereby acknowledges that it would be impossible to measure the monetary damages to Eurostar by reason of a breach of any of the provisions of this section 5 by Bunge. Therefore, in the event of a breach by Bunge of any of the provisions of this section 5, Eurostar shall be entitled to equitable relief, from any court of competent jurisdiction, including the right to enjoin any party in violation of this Agreement. Bunge hereby waives any claim or defense that there is an adequate remedy at law. The remedy provided to Eurostar in this paragraph is cumulative and in addition to any other remedies under applicable law or equity.

                 5.5 Bunge's Acknowledgment. Bunge hereby expressly acknowledges that: (i) the restrictions and obligations set forth in and imposed under this section 5 will not prevent him from obtaining gainful employment in his field of expertise or cause him undue hardship in that there are numerous other employment and business opportunities available to him that are not affected by the restrictions and other obligations imposed hereunder; and (ii) the restrictions and obligations imposed on him under this section 5 are reasonable and necessary to protect the legitimate business interests of Eurostar and that any violation thereof would result in irreparable damage to Eurostar.

         6.      GENERAL PROVISIONS.

                 6.1 This Agreement may be amended by mutual agreement of the parties hereto in a writing to be attached to and incorporated into this Agreement.

                 6.2 This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and no other agreement relating to the subject of this Agreement shall be binding.

                 6.3 Neither this Agreement nor any duties or obligations hereunder shall be assignable by Bunge without the prior written consent of Eurostar.

                 6.4 Any notice given pursuant to this Agreement shall be deemed given on the earlier of either (i) the date of actual delivery of the notice, (ii) the date of transmission of a telegram or telefax so long as such transmittal is confirmed and followed by a copy in certified mail; or (iii) when deposited in the mail by certified mail, return receipt requested addressed to the other party at the address given below or any other address which it shall have notified the person giving such notice in writing.





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                 To Eurostar:
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                 To Bunge:
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                 6.5      This Agreement shall be exclusively governed by and
                 construed in accordance with the laws of the State of Texas. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement had been executed without any such invalid provisions having been included.

                 6.6 The headings contained herein are for convenience only and shall not be considered to affect the meaning or interpretation of any provision of this Agreement.

EXECUTED TO BE EFFECTIVE the 1st day of January, 1993.

                                    EUROSTAR PERFUMES, INC.,
                                    A Texas corporation



                                    By:
                                        ----------------------------------------

                                    Its:
                                         ---------------------------------------



                                    --------------------------------------------
                                    Ricardo Bunge





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Terms of Offer for Employment of Ricardo Bunge by EUROSTAR PERFUMES, INC.

1.  Position:                   Vice President, International Sales

2.  Contract Period:            3 years

3.  Salary:                     $  90,000        1st year
                                  100,000        2nd year
                                  110,000        3rd year

4.  Opportunity for Bonus:

                                20% each year, comprising of
                                      10% towards achieving budget
                                      10% towards overall performance
                                Some additional incentive for going over budget

5.  Medical Insurance Program:  As per company's family medical coverage plan.

6.  Temporary Living:           Company-provided, furnished one bedroom flat
                                up to July, 1993.

7.  Relocation:                 All reasonable moving costs, real estate
                                agents' fees and legal costs for sale of current home. Legal fees towards new home (no financial or mortgage costs).

8.  Retirement Benefit:         After 1-2 years a company sponsored 401-k plan.